EXHIBIT 99.1
Press Release	Source: Tribute Pharmaceuticals Canada Inc.

TRIBUTE PHARMA’S Investigational New Drug Application for Bezalip® SR Cleared by the US Food and Drug Administration

MILTON, ONTARIO -- (Marketwire) – November 11, 2013  -- Tribute Pharmaceuticals Canada Inc. (OTCQB:TBUFF) ("Tribute" or the "Company"), a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada, today announced that on September 27, 2013 an Investigational New Drug application ("IND") was submitted to the US Food and Drug Administration ("FDA") setting out the proposed development program for Bezalip® SR (bezafibrate) tablets in patients with severe hypertriglyceridemia (SHTG).  This IND has been cleared by the FDA.  According to the National Cholesterol Education Program (NCEP) expert panel, reduction of triglyceride levels (a type of fat) in patients with SHTG (fasting triglyceride levels above 500 mg/dl) is paramount to avoid the development of acute pancreatitis, a condition which can be life threatening.  Many cases of hypertriglyceridemia are associated with disorders of triglyceride metabolism.  These include diabetes mellitus, obesity, alcohol use and pregnancy, amongst others. Many of these conditions are associated with irregularities in how the body responds to insulin, including insulin deficiency, and insulin resistance.  Consequently, pancreatitis associated with hypertriglyceridemia often presents on a background of poorly managed diabetes.  Bezalip® SR is a well-established triglyceride lowering medicine which works in a unique way compared to other drugs used to treat cholesterol and triglycerides.  Tribute’s development program has been based on guidance provided by the FDA during an end of Phase II meeting held in March 2012.  The Company intends to submit a Special Protocol Assessment to the FDA at its earliest convenience that incorporates all substantial scientific issues currently available to establish safety and efficacy as part of the development program.

“Bezafibrate is a well-studied and widely prescribed drug in many countries where it is approved for the treatment of severe hypertriglyceridemia and some other dyslipidemic indications” stated Professor Alexander Tenenbaum, Scientific Director, Cardiac Rehabilitation Institute, Sheba Medical Center, Tel-Aviv University, Israel.  Dr. Tenenbaum, who has authored hundreds of scientific papers and is the current Editor-in-Chief of Cardiovascular Diabetology, also added that, “a major advantage of bezafibrate over other fibrates is related to beneficial effects on glucose metabolism and insulin resistance.”

 “This IND clearance marks the beginning of a formal pathway towards regulatory approval for Bezalip® SR in the United States,” said Rob Harris, President and CEO of Tribute.  “Bezalip® SR has been widely utilized by the medical community outside of the United States for many years as a first line treatment for high risk patients with severe hypertriglyceridemia”.  Mr. Harris went on to state, “Bezafibrate, as a new chemical entity (“NCE”) in the United States will enjoy a full term of market exclusivity assuming it obtains FDA approval.  This NCE designation, combined with the life cycle management plans under development, will serve to provide an attractive period of market exclusivity for Bezalip® SR in the United States.”    Mr. Harris further stated, “Tribute is currently considering US co-development and commercialization partners for Bezalip® SR and active discussions with prospective partners are underway.”

About Bezalip® SR

Bezalip® SR is a unique pan-PPAR activator that has been approved and marketed in more than 40 countries outside of the United States and has a well-established safety and efficacy record.  Tribute currently markets Bezalip® SR in Canada under an exclusive Canada/USA license from Actavis Group PTC ehf (NYSE: ACT).  In clinical trials, Bezalip® SR has been shown to significantly reduce triglyceride levels and increase HDL levels while providing modest decreases in LDL thereby improving the lipid profile.  Bezalip® SR’s unique mechanism of action may provide certain advantages compared to other currently marketed products, including an increase in insulin sensitivity, especially in patients with metabolic syndrome or type 2 diabetes1 needing to lower triglycerides.  Bezalip® SR is formulated as a sustained release, 400mg tablet, which allows for patient friendly one pill, once a day dosing.

About Tribute Pharmaceuticals Canada Inc.

Tribute is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%), and Collatamp G®(gentamicin-impregnated collagen) in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships.

For further information on Tribute visit the Company's website: www.tributepharma.com

Tribute Pharmaceuticals' Forward-Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including statements regarding our expectations regarding clinical trials, the timing of clinical results, development timelines and regulatory filings and submissions for our product candidates, general economic conditions, the ability of Tribute to successfully integrate operations, and the timing of expenditures and expansion opportunities, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward- looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Soriatane® and Bezalip®SR are registered trademarks and under license from Actavis Group PTC ehf
Cambia® is a registered trademark and under license from Nautilus Neurosciences, Inc.
Collatamp G® is a registered trademark and under license EUSA Pharma (Europe) Limited.

1 Tenenbaum A, Motro M, Fisman EZ et al. Bezafibrate for the secondary prevention of myocardial infarction in patients with metabolic syndrome. Arch Intern Med. 2005;165:1154-1160.

Contacts
Tribute Pharmaceuticals Canada Inc.
Scott Langille
CFO
905-876-3166
scott.langille@tributepharma.com
Tribute Pharmaceuticals Canada Inc.

Arnold Tenney
Chairman
705-445-9505

www.tributepharma.com